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                                                                   EXHIBIT 10.14


                       MASTER CABLE AFFILIATION AGREEMENT
                                TIME WARNER CABLE

                  THIS Master Agreement is made as of the 23rd day of September, 1998 (the "Effective Date"), by and between WINK COMMUNICATIONS, INC., a California corporation ("Wink"), whose address is 1001 Marina Village Parkway, Alameda, CA 94501 and TIME WARNER CABLE, a division of Time Warner Entertainment Company, L.P., a Delaware limited partnership ("Affiliate"), with offices at 290 Harbor Drive, Stamford, Connecticut 06902.

                  1.       GRANT OF LICENSE

                  1.1 Subject to the terms of this Master Agreement, Wink hereby grants to Affiliate a non-exclusive license (the "License") to use the Wink software products listed in Exhibit B (hereinafter collectively referred to as "Wink Software") to deliver interactive program(s) which utilize the vertical blanking interval ("VBI") and are compliant with the Wink interactive communications application protocol ("Interactive Wink Programs") to: (A) the subscribers of all cable systems: (i) managed by a Time Warner Company (as defined herein) or (ii) of which a Time Warner Company (as defined herein) directly or indirectly owns, or has the right to become owner, of at least 25% of the equity and which are located in the continental United States, Alaska, Hawaii, and the US territories in Caribbean and Canada ("Affiliate System"); and (B) satellite master antenna television systems, multi-point distribution services, multi-channel multi-point distribution services, equipment owned or operated by the owners or residents of individual dwelling units for private viewing capable of receiving audio/visual signals and/or programming directly via satellite (including, without limitation, C-Band and Ku-Band signals), as modified, manipulated, compressed or replaced now or in the future and all other methods of distributing or receiving audio/visual signals and/or programming, excluding traditional broadcast television, in an Operating Area (as defined in Section 1.2), in any area of a county in which an Operating Area is located and in any county adjacent to such a county. As used herein, a "Time Warner Company" shall mean Affiliate, Time Warner Inc. ("TWI"), Time Warner Entertainment Company, L.P. ("TWE"), Time Warner Entertainment-Advance/Newhouse, L.P. ("TWE-NN"), TWI Cable Inc. ("TWIC"), or Paragon Communications or any other corporation, partnership, joint venture, trust, joint stock company, association, unincorporated organization (including a group acting in concert) or other entity of which Affiliate, TWI, TWE, TWEAN, TWIC or Paragon Communications, directly or indirectly own at least 25% of the equity.

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                  1.2      For purposes of this Master Agreement, the "Operating
                           Area" of any Affiliate System shall mean that area where such Affiliate System is authorized by the appropriate governmental agency, authority or instrumentality (if required) to operate an audio or video distribution facility and is operating or is obligated to operate or become operational.

                  1.3 Except as permitted in this Master Agreement, this License is not transferable outside of each Affiliate System's Operating Area, nor may any rights hereunder be transferred, assigned or sub-licensed in whole or in part without Wink's prior written consent.

                  1.4 For purposes of this Master Agreement, a "Participating System" shall mean an Affiliate System that has: (A) executed Exhibit C (the "System Addendum"), which provides Wink, Affiliate and the Participating System with specific information regarding exceptions or modifications, if any, to the terms defined in this Master Agreement, equipment inventory and requirements, test and launch dates, and other information specific to Participating System, and which, when executed, shall be deemed a part of this Master Agreement (all references hereinafter to "this Master Agreement" shall be deemed to include each executed System Addendum); and
                           (B) licensed the Wink-developed client software for Affiliate's advanced analog and digital cable set top boxes (the "Wink Engine", a cable set top box for which the Wink Engine is commercially available shall be referred to as a "Wink-capable STB"), separately from the manufacturer of such set top boxes in order to enable reception of Interactive Wink Programs. Wink has arranged for special preferential terms for the license of the Wink Engine for Participating Systems meeting certain criteria, as defined in Exhibit D. The parties agree that a System Addendum shall not be effective and binding upon a Participating System unless and until executed by Affiliate's Senior Vice President of Programming (or another person designated in writing by him or her), Participating System and Wink.

                  2.       TERM

                  2.1 The "Term" of this Master Agreement shall commence on the Effective Date and terminate five (5) years thereafter.

                  2.2 The term of each System Addendum shall commence on the date of execution of the System Addendum and shall terminate on expiration or termination of the Master Agreement, unless terminated earlier as provided herein. Participating System and Affiliate shall have the right, but not the obligation, in their sole discretion, to terminate an individual System Addendum at any time after a period of three
                           (3) years following the first day the Interactive Wink Programs are distributed to and received by such Participating System's subscribers (the "Launch Date") in accordance with

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                           the terms of this Master Agreement. Notice of
                           Affiliate's or Participating System's intent to so terminate must be received by Wink no later than sixty (60) days prior to the effective date of such termination.

                  2.3 Each Participating System that has provided Interactive Wink Programs to its subscribers on or before December 31, 1999 shall have the option, in its and Affiliate's sole discretion, to terminate its System Addendum at any time after a period of eighteen (18) months following the Launch Date for that Participating System by providing Wink with thirty (30) days prior written notice.

                  2.4 At any time during the Term, each Participating System shall have the right to terminate the carriage or provision of the Interactive Wink Programs of any Programmer (as defined in Section 3.1), if one or several of such Interactive Wink Programs do not meet, in Participating System's sole discretion (which shall be reasonable) the requirements of
                           Section 3.2. Affiliate and Wink acknowledge that a Participating Programmer (as defined herein) may offer more than one programming service and may provide Interactive Wink Programs in connection with more than one of its programming services. Affiliate and Participating Systems agree that any termination of carriage or provision of the Interactive Wink Programs pursuant to this Section 2.4 shall be of only the non-complying Interactive Wink Programs offered in connection with a particular programming service(s), and not of all Interactive Wink Programs offered in connection with all programming services provided by the Participating Programmer.

                  3.       INTEGRATION

                  3.1 Except as otherwise set forth herein, Affiliate and Participating Systems will not prevent the distribution of Interactive Wink Programs carried in the VBI of video signals from a broadcaster or cable programmer with whom Affiliate or a Participating System has a valid agreement for carriage or re-transmission of video programming, or whose signal Participating System is otherwise obligated by applicable law to distribute to its subscribers (each, a "Programmer"), and agree to pass Interactive Wink Programs to Wink STB Subscribers (as defined herein) without any charge to Programmers (except as set forth in Section 3.3) during the Term of this Master Agreement, provided that (i) each Programmer has agreed to provide and does provide such Interactive Wink Programs at no cost to Affiliate, Affiliate Systems or any Wink STB Subscriber; (ii) the content of such Interactive Wink Programs complies with Section 3.2; and (iii) Affiliate or Participating System is receiving its appropriate revenue share (if applicable) as set forth in Section
                           3.3. Upon receipt of written notice from Affiliate or any Participating System that a Programmer does not have a valid and current agreement for carriage or retransmission of video programming with Affiliate or any Participating

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                           System, Wink shall assist Participating Systems in
                           ensuring that such Programmer's Interactive Wink Programs for the applicable programming service(s) offered by the Programmer are not passed to Wink STB Subscribers.

                           As used herein, "Wink STB Subscriber" shall mean each Participating System customer that (i) receives or separately pays for cable television service; (ii) has a Wink-capable STB; and (iii) has not requested not to receive the Interactive Wink Programs.

                  3.2 Wink shall use commercially reasonable efforts to ensure that each Interactive Wink Program provided by a Programmer (including the content thereof) is directly related in content, nature and intended audience to the video programming and advertising actually being provided by such Programmer at the same time that such Interactive Wink Program is provided and thus has the purpose of enhancing or providing additional detail or information regarding such video programming or advertising, as applicable. Wink shall also ensure that the Interactive Wink Programs are provided to Affiliate or a Participating System pursuant to a then current and valid license agreement between the Programmer and Wink. If these conditions are not met, Affiliate and Participating Systems are not obligated to pass such Interactive Wink Programs, and may immediately terminate carriage of the Interactive Wink Programs of such Programmer. The parties further agree that this Master Agreement in no way creates any obligation on behalf of Affiliate or Participating Systems to carry or pass any other form of programming or data of any Programmer. Affiliate and Participating System agree to notify Wink in writing as soon as is reasonably practicable when Affiliate or Participating System believes that an Interactive Wink Program does not meet the conditions provided herein or if a Programmer is not complying with Section 3.3. Affiliate and Participating System further agree to resume carriage of Programmer's Interactive Wink Programs, once the Interactive Wink Programs have been brought into compliance with this section 3.2 or a Programmer agrees to comply with Section 3.3 (if applicable), as determined in Affiliate's or Participating System's sole discretion, which shall be reasonable.

                  3.3      [*]


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     *    Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.


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                           [*]


                  3.4 Each Participating System shall use commercially reasonable efforts to assist Wink in enabling the reception of nationally or locally inserted Interactive Wink Programs in cable set top boxes in which Participating System has agreed to deploy the Wink Engine, provided that it is understood and agreed that a Participating System has no obligation to permit or assist Wink in enabling, or to enable, the set-top box of any subscriber who elects not to receive the Interactive Wink Programs. The parties agree that each Participating System's System Addendum will provide a mutually agreeable list of operational obligations for Wink and Participating System specific to Participating System's enabling of the Wink Software and the Wink Engine.

                  3.5 Each Participating System shall provide to Wink up to a total of 3 VBI lines on one (1) channel provided that the use by Wink of such VBI lines does not, in Participating Systems' sole discretion, cause the degradation of or otherwise interfere with the signal of such channel and provided that Wink shall use such VBI lines solely for the purpose of delivering various full screen Interactive Wink Programs required for customer-related educational services, including but not limited to a customer registration program, a Wink user's guide program, and a Wink guide to upcoming Interactive Wink Programs related to scheduled video programming (a "Wink Virtual Channel"). Wink shall not use the Wink Virtual Channel for advertising or any purpose other than as specified herein. A Participating System may elect to insert Interactive Wink Programs created by such Participating System and/or third parties using the Wink Software, subject to the restrictions defined in Exhibit C, if any. Third party providers of such additional Interactive Wink Programs accepted for carriage by individual Participating System shall be referred to as "Third Party Wink Program Providers".

                  3.6 Wink shall perform all Wink-related installation work necessary to ensure proper operation of the Wink Software and the Wink Engine, and reliable delivery of Interactive Wink Programs, and shall provide on-going technical support for the Wink Software and the Wink Engine during the effective term of each Participating System's System Addendum.

                  3.7 Wink and each Participating System will use their commercially reasonable efforts to complete all integration work in order to meet the project deadlines specified in Attachment 1 of the Participating System's System Addendum. Affiliate and Participating Systems agree to provide technical specifications and other reasonable support to enable Wink to extract the minimum



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     *    Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.


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                           information necessary from the applicable billing
                           system to enable transaction routing. This information, which includes subscriber name, bill-to and service address, phone number, set top box serial number, and any other information to be mutually agreed upon between the parties, shall be deemed Confidential Information, as defined in
                           Section 12.1.

                  3.8 Wink shall keep the Wink Software in good working order for uninterrupted reception of Interactive Wink Programs by Wink STB Subscribers. Participating Systems shall perform daily polls to collect viewer responses to Interactive Wink Programs and other routine maintenance of the Wink Software to ensure regular and reliable Wink response collection, and shall permit Wink secure remote access to the Wink Software and associated equipment solely for the specific purpose of providing the Interactive Wink Programs and collecting transaction routing and response information from same. Wink shall specify in writing the identity of the individuals employed by Wink who shall be permitted such access, and these individuals shall be advised of and bound by the confidentiality obligations set forth in Section 12 herein. Wink further represents and warrants that such access by Wink will not adversely impact Participating System's operations.

                  3.9 Notwithstanding anything to the contrary set forth herein, Participating System has the right without prior notice to interrupt the carriage of Interactive Wink Programs at any time for the purpose of Emergency Broadcast and other Federal Communications Commission (FCC) mandated broadcasts in, the Operating Area, or if the Interactive Wink Programs or response collection interferes in any way with transmission of the signal of the applicable channel, interferes with the operations of Affiliate or any Participating Systems or causes other technical problems. Participating System agrees to give notice to Wink within twenty-four (24) hours of any such interruption, and Participating System and Wink will each use their commercially reasonable efforts to restore the delivery of Interactive Wink Programs and collection of viewer responses as soon as possible. Failure by Participating System to give such notice shall not constitute a breach under this Master Agreement.

                  3.10 Affiliate and Participating Systems shall have no obligation to distribute Interactive Wink Programs provided with video programming delivered from the Participating System's head-end(s) to its subscribers in a digital format.

                  4.       DEPLOYMENT

                  4.1 Unless otherwise set forth in the respective System Addendum, each Participating System shall have the benefit of the terms and conditions of this Master Agreement and the pricing in Exhibit D if it:

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                  (a)      collects each day the Wink STB Subscriber responses
                           generated by Interactive Wink Programs;

                  (b) has agreed to license from the applicable manufacturer at least 75,000 Wink Engines, and has agreed to deploy at least 75,000 two-way enabled Wink Engines in subscriber premises on the Launch Date; and

                  (c) agrees to perform any other actions as may reasonably be required at no additional cost to enable Participating System's subscribers with Wink-capable STBs who have not advised Participating Systems that they do not wish to receive the Interactive Wink Programs to become Wink STB Subscribers.

                  Notwithstanding the above, Wink agrees that Affiliate's New York City system is eligible for the terms and conditions of this Master Agreement and the pricing in Exhibit D, regardless of whether it satisfies (a), (b) and (c) in the preceding sentence.

         4.2 Affiliate agrees to use commercially reasonable efforts to notify all of its systems in North America of the terms and conditions of this Master Agreement within thirty (30) days of the execution of the Master Agreement. The failure of Affiliate to so notify within such thirty (30) day period shall not constitute a breach of this Master Agreement.

         4.3. Wink shall ensure that at least ten (10) national Programmers have agreements with Wink to provide Interactive Wink Programs during the term of the Master Agreement (each, a "Participating Programmer"). Each such Participating Programmer shall be limited to using only three (3) specified VBI lines for delivery of its Interactive Wink Programs. A complete list of the Participating Programmers together with the specific three (3) VBI lines that each such Participating Programmer shall use and the number of hours of programming per week for which each such Participating Programmer has committed in its written agreement with Wink to provide Interactive Wink Programs shall be set forth on Exhibit F. Exhibit F shall be amended by Wink from time to time by providing prompt written notice to Affiliate and Participating Systems of Participating Programmers that are added or dropped by Wink and the corresponding three (3) VBI lines utilized by such Participating Programmer that are added or dropped.
                  Each Participating Programmer shall deliver its Interactive Wink Programs within the three (3) VBI lines specified on Exhibit F, as amended, however Affiliate and each Participating System may provide such Interactive Wink Programs to Wink STB Subscribers on any VBI lines it chooses, in its sole discretion and without notice to the Participating Programmer. In the case of new Participating Programmers, Wink shall provide Affiliate and Participating

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                  Systems such notice at least forty five (45) days before
                  commencement of national transmission of Interactive Wink Programs by such Participating Programmers. If the number of Participating Programmers with whom Wink has written agreements falls below ten (10), Wink shall promptly notify Affiliate and Participating Systems in writing that the number has fallen below ten (10), and Wink shall have sixty (60) days to get the number of Participating Programmers back to ten
                  (10) or more. If after sixty (60) days Wink does not have written agreements with at least ten (10) Participating Programmers pursuant to which the Participating Programmers are to provide Interactive Wink Programs, Affiliate shall have the right to declare that Wink has materially breached this Master Agreement and Affiliate may then terminate in accordance with the terms of Section 13.3 and/or exercise its other rights and remedies hereunder.

         4.4 During the Term of this Master Agreement, Wink shall pay to Participating System a share of the fees on each purchase and request response that is generated by a Wink STB Subscriber, (including each response in connection with which a Wink STB Subscriber provides personal information, such as name and .address, to a third party) and routed by Wink to the appropriate Participating Programmer or Fulfillment Entity (as defined in Section 6.3) (each, a "Wink Transaction"). Wink's gross revenues from Wink Transactions shall be referred to as "Gross Transaction Routing Fees". Participating System's share of Gross Transaction Routing Fees shall be as set forth in Exhibit A. These payments made by Wink to Participating Systems shall be defined as "System Transaction Revenue Share" for purposes of this Master Agreement.

         4.5 The parties agree that Participating Systems may charge an additional fee to a subscriber who wishes to receive the Interactive Wink Programs but who has not already been provided with a Wink-capable STB and would not otherwise be eligible for a Wink-capable STB through subscription to a premium service or other tier of service under which such Wink-capable STB would normally be provided to the subscriber. The parties agree that to the extent Affiliate and Participating Systems charge such fees, Wink will be paid fifty percent (50%) of the difference between the gross fees received from the subscriber attributable solely to the receipt of the Interactive Wink Programs and the normal rental fee for a Wink-capable STB, if applicable.

         4.6. Affiliate and Participating Systems may choose to utilize other products and services of Wink from time to time under this Master Agreement. These products and services will be offered by Wink to Affiliate and Participating Systems at the most favorable rate and terms and conditions offered or

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                  made available to any third party distributor of audio/visual signals and/or programming.

         4.7. Each Participating System agrees to allow Wink to use the Wink Software installed in the head-end(s) of Participating System to collect, aggregate, and route responses for Interactive Wink Programs from the head-end(s) through Wink's National Data Center in accordance with the terms and conditions of this Agreement at no charge to Wink and at no charge to Participating System. Wink agrees to provide weekly reporting to Participating System of all response traffic generated by Wink STB Subscribers. Wink represents and warrants to Affiliate and Participating Systems that all such information collected from the Wink Response Servers shall be aggregated such that any reports Wink generates shall be aggregate and anonymous and shall not personally identify subscribers.

         5.       FEES AND PAYMENT TERMS

         5.1 Affiliate and the Participating Systems acknowledge and accept Wink's licensing fees, rates for Wink services, and payment terms for Participating Systems as set forth in Exhibit D. On or before the forty fifth (45th) day following each month throughout the term of its applicable System Addendum, each Participating System shall remit to Wink all fees owed for the License or for services rendered in such month.

         5.2 Past due payments shall bear interest at a rate equal to the lesser of (i) one percent (1%) per month or (ii) the maximum legal rate permitted under law.

         5.3 Wink shall provide reports of and pay the System Transaction Revenue Share to Participating Systems on or before the forty fifth (45th) day following each month throughout the Term. Wink shall also prepare for Affiliate a consolidated semi-annual report of aggregate System Transaction Revenue Shares across all Participating Systems.

         5.4 Affiliate and each Participating System acknowledge that each Participating System must provide quarterly reports on all Incremental Wink Revenues (as defined herein) generated through the use of the Wink Software. "Incremental Wink Revenues" shall be defined as System Transaction Revenue Share for Participating System Wink STB Subscribers (for the report of which Participating System may attach the System Transaction Revenue Share reports provided by Wink pursuant to
                  Section 5.3), ad sales revenue received from selling Interactive Wink Program enhancements to local spot ads or any form of advertising or sponsorship on locally inserted full screen Interactive Wink Programs, and Participating System revenue shares or fees received from Third Party Wink Program Providers. A "Wink

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                  Subscriber Unit" shall be a subscriber provided with an
                  activated Wink-capable STB on or before the Launch Date or, for a subscriber whose Wink-capable STB was activated within eighteen (18) months of the Launch Date, the number x determined by the formula below:

                           x = the number of full months elapsed prior to 18
                  months following the Launch Date that such subscriber had an activated Wink capable STB, divided by 18.

                  If, within eighteen (18) months of the applicable Launch Date, a Participating System's Incremental Wink Revenues have not reached a cumulative total of [*] per Wink Subscriber Unit, Wink shall pay the Participating System(s) within forty five
                  (45) days, the difference between [*] per Wink Subscriber
                  Unit and the actual cumulative Incremental Wink Revenues per Wink Subscriber Unit.

         6.       PROMOTION AND RESEARCH

         6.1 The parties agree to issue a joint press release announcing this Master Agreement within fourteen (14) days of execution of this Master Agreement. Wink shall provide Affiliate with a draft of this release for review and approval within three (3) business days after the execution of this Master Agreement by both parties.

         6.2 Wink may, from time to time, undertake marketing tests and surveys, rating polls and other research in connection with Affiliate or Participating Systems. Wink shall give prior written notice to Affiliate of the nature and scope of each such test, survey, poll or project which applies to or involves Affiliate or a Participating System. Affiliate and a Participating System may, to the extent permissible under applicable law, provide Wink, upon reasonable request from Wink, with reasonable assistance in conducting such research in connection with undertaking such test, survey, poll or project. Wink shall reimburse Affiliate and Participating System for all costs and expenses incurred in connection with rendering such assistance upon demand. Wink shall promptly provide Affiliate with the results of all such tests, surveys, polls and projects. The results of all such tests, surveys, polls and projects shall be Confidential Information, shall be in an aggregate form only, and shall not identify any subscriber, cable television system or cable television operator. Affiliate and Participating Systems agree that Wink will have access to any and all research in an aggregate and anonymous form regarding the deployment, launch, and usage of the Interactive Wink Programs service by Wink STB Subscribers that is created or paid for by Affiliate or Participating Systems. Such research shall be Confidential Information as defined in Section 12 hereof.
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     *    Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

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         6.3      Affiliate acknowledges that Wink will be providing to
                  Participating Programmers and Third Party Wink Program Providers aggregate reports on Participating System Wink STB Subscriber usage, vote and poll responses to the Interactive Wink Programs that originate from such Participating Programmer's video programming and advertising or from such Third Party Wink Program Provider's Interactive Wink Programs, respectively. Affiliate acknowledges that Wink will be providing to Participating Programmers, Third Party Wink Program Providers, advertisers, or parties designated by such entities to fulfill Wink Transactions ("Fulfillment Entities") both (a) aggregate reports on Participating System Wink STB Subscriber responses and (b) reports on individual Wink Transactions that are generated as a result of a Wink STB Subscriber's deliberate interaction with the Interactive Wink Program to which the report relates. Wink represents and warrants to Affiliate and Participating Systems that: (i), except as set forth herein, it shall not collect, use or provide to any third party any information related to a Wink STB Subscriber including, but not limited to, name, address, phone number and credit card number, (collectively, "Wink STB Subscriber Data"); (ii) each Participating Programmer, Third Party Wink Program Provider, advertiser providing Interactive Wink Programs and Fulfillment Entity shall be expressly prohibited pursuant to executed written agreements with Wink from (x) collecting or using any Wink STB Subscriber Data for purposes other than fulfilling orders and requests from the Wink STB Subscriber, and (y) selling or providing any Wink STB Subscriber Data to third parties, except that, notwithstanding the foregoing (x) and (y), advertisers may be permitted to use or provide to third parties the Wink STB Subscriber Data related to a particular Wink STB Subscriber if such Wink STB Subscriber has purchased a product through an Interactive Wink Program and has expressly consented, during the registration and education process on the Wink Virtual Channel, to the use of or provision of such data by an advertiser; and (iii) each Affiliate and Participating System subscriber who wishes to receive the Interactive Wink Programs and become a Wink STB Subscriber shall be required, during the registration and education process on the Wink Virtual Channel, to: (x) expressly acknowledge and agree that he or she may, in connection with receipt and use of the Interactive Wink Programs, provide personally identifiable information (including name, address, phone number, e-mail address and credit card number) to Wink, Participating Programmers, advertisers, Third Party Wink Program Providers and Fulfillment Entities; (y) expressly consent to the providing of such personally identifiable information and the use of such information by advertisers for additional promotion of products; and (z) choose whether to consent to the sale of such personally identifiable information to third parties by advertisers from whom such subscriber purchases products or whether to "opt-out" of permitting the sale of such personally identifiable information. Notwithstanding the foregoing, Participating Programmers, Third Party Wink Program Providers advertisers and Fulfillment Entities may use any data regarding a Wink STB Subscriber

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                  that is collected other than in connection with the
                  Interactive Wink Programs and without Wink's assistance.

         6.4 Participating System agrees to promote and market the availability of the Interactive Wink Programs to Wink STB Subscribers within the Operating Area. Advertising, promotional, marketing and/or sales materials concerning the Interactive Wink Programs or the Wink Software provided by Wink may be used at the discretion of Participating System. Wink agrees to use commercially reasonable efforts to obtain prior approvals from all Participating Programmers and Third Party Wink Program Providers featured in marketing materials provided by Wink such that no further approvals from Participating Programmers and Third Party Wink Program Providers for minor customization of the materials, including the name and logo of Participating System.

         6.5 Participating System agrees that any marketing materials separately developed by Participating System intended to promote Wink or the Interactive Wink Programs must be approved in writing by Wink prior to distribution, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, use of the names and marks of Wink and separately Wink-developed marketing and promotional materials regarding Wink and the Interactive Wink Programs in routine promotional materials, such as program guides, program listings and bill stuffers, shall be deemed approved unless Wink specifically gives written notice to Affiliate and Participating Systems to the contrary. Nothing contained herein shall limit or restrict the right of Affiliate or Participating Systems to use such names and marks (i) in connection with the exercise of its or their rights hereunder or (ii) as permitted under any other contract or agreement, in connection with any local advertising inserted in any cable television service or programming if the sponsor of such advertisement had the right to use such names and marks therein or otherwise than under this Master Agreement.

         6.6 Each Participating System is eligible for matching promotional funds from Wink of [*]. All promotional and marketing expenses deemed eligible for matching promotional funds by Participating System must be submitted to Wink for approval prior to commitment to such expenses, which approval shall not be unreasonably withheld, and payment will be made by Wink within thirty (30) days of presentation of evidence of expenditure of such amounts Marketing and promotional expenses eligible for matching promotional funds include events, print or outdoor advertising, public relations expenditures, direct mail campaigns and other marketing communications specifically aimed at improving subscriber awareness or usage of Interactive Wink Programs. The parties agree that each party may contribute "in-kind" products and services in place of cash outlays on the


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     *    Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.


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                  approval of the other party. "In-kind" products and services include, but are not limited to, local cable advertising avails and templates for various forms of advertising and promotion that can be tailored to the Participating System.

         6.7      [*]

         7.       REPRESENTATIONS, WARRANTIES AND LIABILITY LIMITATION

         7.1      WINK'S WARRANTIES.

                  7.1.1 General Warranties. Wink hereby represents and warrants to Affiliate and Participating Systems that: (i) Wink is a corporation duly organized, validly existing and in good standing under the laws of the State of California; (ii) Wink has the requisite power and authority to execute and deliver this Master Agreement and to fully perform its obligations hereunder; (iii) Wink has the right to furnish the Wink Software, the Interactive Wink Programs, the Wink Virtual Channels and all content contained therein and the services related thereto as provided in this Master Agreement and any System Addendum; (iv) the execution, delivery and performance of this Master Agreement and any System Addendum has been duly authorized by all corporate actions necessary on the part of Wink; (v) Wink is not subject to any contractual or other legal obligation which will in any way interfere with its full performance of this Master Agreement and any System Addendum;
                  (vi) the individual executing this Master Agreement on behalf of Wink has the authority to do so; (vii) the Wink Software (and subsequent revisions and upgrades to same provided by Wink to Affiliate and the Participating Systems) will operate and perform in accordance with all published specifications with respect thereto as set forth in Exhibit E; (viii) the use or carriage by Affiliate and the Participating Systems of the Wink Software, the Wink Engine, the Wink Virtual Channels or any other rights granted by Wink hereunder will not infringe upon the patent, copyright, trademark, or other proprietary right of any third party and (ix) Wink will perform all obligations and render all services hereunder in a professional and workmanlike manner to the best of its abilities.

                  7.1.2 Year 2000 Warranty. Wink represents and warrants to Affiliate and Participating Systems that the Wink Software is designed and developed, to be and will continue to be Year 2000 Compliant. "Year 2000 Compliant" shall mean that (a) the Wink Software is fully functional and performs in accordance with Wink's published specifications and the specific warranties set forth elsewhere in this Master Agreement (together, the "Standards") prior to, during, and after the calendar year 2000 A.D., and that the Wink Software shall perform during each such period of time without any error relating to date functionality and/or data, which, by way of illustration

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     *    Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

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                  and not limitation, represents or references different
                  centuries or more than one century or leap years; (b) without limiting the generality of the foregoing, that the Wink Software (i) shall not cease to perform or provide or cause any software and/or system with which the Wink Software operates] to provide invalid or incorrect results as a result of date functionality and/or data, or otherwise experience any degradation of performance or functionality with respect to the Standards as a result of such interfacing specifically arising from, relating to or including date functionality and/or data which represents or references different centuries or more than one century or leap years, (ii) shall be tested by Wink with any software and/or system with which the Wink Software interfaces to ensure that the Wink Software does not provide invalid or incorrect results as a result of date functionality and/or data, or otherwise experience any degradation of performance or functionality with respect to the Standards specifically arising from, relating to or including date functionality and/or data which represents or references different centuries or more than one century or leap years, (iii) has been developed and designed to be fully interoperable with year 2000 compliant software, hardware, and data and to ensure year 2000 compatibility, including, but not limited to, date data century recognition and calculations which accommodate same century and multi-century and leap year formulas and date values; (iv) shall effectively and accurately manage and manipulate data derived from, involving or relating in any way to dates including single century formulas and multi-century or leap year formulas, and will not cause an abnormally ending scenario within the Wink Software or in any software and/or system with which the Wink Software operates or interfaces, or generate incorrect values or invalid results involving such dates, and (v) provides that all date-related user interface functionalities and data fields include an indication of century.

         7.2 AFFILIATE'S WARRANTIES. Affiliate represents and warrants to Wink that (i) Affiliate is a division of a limited partnership duly organized and validly existing under the laws of the State of Delaware; (ii) Affiliate has the requisite power and authority to enter in this Master Agreement and to fully perform its obligations hereunder; (iii) as to each Participating System, a valid franchise will then be held by the appropriate franchisee or the appropriate franchisee will have held a valid franchise and will then be continuing to operate under a claim of right or will otherwise be lawfully continuing to operate while diligently pursuing, in good faith, its available judicial remedies or negotiating, in good faith, for franchise renewal; and (iv) Affiliate is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder.

         7.3 LIMITATION OF LIABILITY. NEITHER WINK, ON THE ONE HAND, NOR AFFILIATE, ANY TIME WARNER COMPANY, ANY AFFILIATE SYSTEM, OR ANY PARTICIPATING SYSTEM, ON THE OTHER HAND, SHALL, FOR ANY REASON OR UNDER ANY LEGAL THEORY, BE LIABLE TO THE OTHER OR

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                  ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR
                  CONSEQUENTIAL DAMAGES OR FOR LOSS OF PROFITS, REVENUES, DATA OR SERVICES, REGARDLESS OF WHETHER SUCH DAMAGES OR LOSS WAS FORESEEABLE AND REGARDLESS OF WHETHER IT WAS INFORMED OR HAD DIRECT OR IMPUTED KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS IN ADVANCE.

         8.       INDEMNIFICATION

         8.1. Wink shall indemnify, defend and hold harmless any Time Warner Company, Affiliate, its parents, subsidiaries, Affiliate Systems, Participating Systems and their respective affiliates, officers, directors, employees and agents from and against any and all losses, settlements, claims, actions, suits, proceedings, investigation, judgments, awards, damages, liabilities, costs and expenses including, without limitation, reasonable attorneys' fees (collectively "Losses" and, individually, a "Loss") which arise out of or as a result of:

                  (i)      any breach of this Master Agreement by Wink;

                  (ii) any, claim, demand, action, suit or proceeding in which it is alleged that the Wink Software, the Wink Engine, the Wink Virtual Channels or any other content or software provided by Wink or any part thereof violates or infringes any patent or copyright or other proprietary right of any third party or constitutes a misappropriation of any third party's trade secrets;

                  (iii) any improper disclosure by Wink, a Programmer, a Third Party Wink Program Provider or an advertiser of any Confidential Information as defined herein ("Confidential Information Disclosures"); and

                  (iv) any claim, demand, action, suit or proceeding in which it is alleged that an Interactive Wink Program (provided by any entity other than a Third Party Wink Program Provider) violates the rights of any third party including but not limited to any claim of libel, slander, defamation, indecency, obscenity, invasion of right of privacy or infringement or violation of copyrights, music synchronization or performance rights, dramatic or non-dramatic music rights, trademark rights, patent rights or any other proprietary right of any third party (collectively, "Proprietary Rights Claims")

                  and shall reimburse them for any and all legal, accounting and other fees, costs and expenses (collectively, "Expenses") reasonably incurred by any of them in connection with investigating, mitigating or defending any such Loss; provided, however, that Wink will not have any obligation or liability under this Section 8.1 to the extent that Affiliate has an obligation or liability with

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                  respect to the same Loss under Section 8.2. In addition, the parties agree that Wink's total cumulative liability for indemnification under this Master Agreement and any System Addendum for claims arising from Confidential Information Disclosures and Proprietary Rights Claims shall not exceed [*].

         8.2. Affiliate shall indemnify Wink and its affiliates (including controlling persons and related companies), officers, directors, shareholders, employees and agents for, and shall hold them harmless from and against, any and all Losses which are sustained or incurred by or asserted against any of them and which arise out of any breach of this Master Agreement by Affiliate and shall reimburse them for any and all Expenses reasonably incurred by any of them in connection with investigating, mitigating or defending any such Loss.

         8.3 Promptly after receipt by a party of notice of the commencement of any action, suit, proceeding or investigation in respect of which such party may make a claim for indemnification hereunder, such party will give written notice thereof to the other party; but the failure to so notify the other party will not relieve the other party from any liability or obligation which the other party may have to any indemnified person (i) otherwise than under this Master Agreement or (ii) under this Master Agreement except to the extent of any material prejudice to the other party resulting from such failure. If any such action, suit, proceeding or investigation is brought against an indemnified person, the indemnifying party will be entitled to participate therein and, if it wishes to assume the defense thereof and gives written notice to the indemnified person of its election so to assume the defense thereof within 15 days after notice shall have been given to it by the indemnified person pursuant to the preceding sentence, will be entitled to assume the defense thereof. Each indemnified person will be obligated to cooperate reasonably with the indemnifying party, at the expense of the indemnifying party, in connection with such defense and the compromise or settlement of any such action, suit, proceeding or investigation. If Wink is the indemnifying party, Wink shall make no compromise or settlement of any claim that involves the imposition of liability on Affiliate or payment of money by Affiliate without the prior written consent of Affiliate.

         8.4. The parties agree that Programmers are responsible for the Interactive Wink Programs provided with their respective video signals. Wink shall consistently support this position in any claims, demands, actions, suits or proceedings brought against any Time Warner Company, Affiliate, its parents, subsidiaries, Participating Systems and affiliates and their respective officers, directors, employees and agents in which it is alleged

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     *    Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.


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                  that the Interactive Wink Programs or any part thereof violate the proprietary rights of a third party or otherwise create a liability for Affiliate.

         9.       NOTICES

                  All notices, statements, and other communications given hereunder shall be in writing and shall be delivered by personal delivery, certified mail, return receipt requested, or by next day express delivery. Such notices must be addressed as follows:

                  If to WINK COMMUNICATIONS:
                  Attn.: Vice President - Affiliate Sales
                  1001 Marina Village Parkway
                  Alameda, CA 94501

                  If to AFFILIATE:
                  Attn.: Senior Vice President, Programming
                  Time Warner Cable
                  290 Harbor Drive
                  Stamford, CT 06902

                  With a copy to:

                  Time Warner Cable
                  290 Harbor Drive
                  Stamford, Connecticut 06902
                  Attn: Senior Vice President and General Counsel

         The date of such telegraphing, personal or express delivery, or the date of receipt of a certified notice, if applicable, shall be deemed the date on which such notice is given and effective. Notices, statements, and other communications regarding individual System Addenda shall also provided to the applicable Participating System at the same time such notices are provided to Affiliate and Wink.

10.      TRADEMARKS

         All right, title and interest in and to the service or other rights, of whatever nature, related thereto shall remain the property of Wink. Further, Affiliate acknowledges and agrees that all names, logos, marks, copyright notices or designations utilized by Wink in connection with the service are the sole and exclusive property of Wink, and no rights or ownership are intended to be or shall be transferred to Affiliate or its Participating Systems. Wink shall not use, and no right or license is herein granted to Wink to use, any of the trade names, trademarks, copyrights, styles, slogans, titles, logos or service marks

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         of any Time Warner Company, Affiliate or any Participating System,
         Notwithstanding the foregoing, Affiliate permits Wink to include Affiliate's trade name and logo for Wink's industry marketing materials, subject to prior written approval by Affiliate.

11.      FORCE MAJEURE

         Neither party shall have any liability to the other party for any failure to perform hereunder, if such failure is due to: an act of God; inevitable accident; fire; lockout; strike or other labor dispute; riot or civil commotion; act of government or governmental instrumentality (whether federal, state or local); act of terrorism; failure of performance by a common carrier; failure in whole or in part of technical facilities; or other cause (excluding financial inability or difficulty of any kind) beyond such party's reasonable control.

12.      CONFIDENTIALITY

         As used herein, "Confidential Information" shall include: (x) the terms and conditions, other than the existence and duration, of this Master Agreement; (y) any information marked "confidential;" and (z) all personally identifiable information related to Wink STB Subscribers or any other subscriber of Affiliate or an Affiliate System, excluding such information which Wink STB Subscribers have actively provided to Wink, a Participating Programmer or a Third Party Wink Program Provider with the express permission that Wink could provide such information to advertisers and other third parties. Neither party shall disclose Confidential Information to any third party (other than as necessary to its respective employees, in their capacity as such) except: (i) as expressly provided herein; (ii) as may be required by any court of competent jurisdiction, governmental agency, law or regulation (in such event the disclosing party shall notify the other party a reasonable time prior to disclosure so that the non-disclosing party may take steps to protect the confidentiality of such information); (iii) as part of the normal reporting or review procedure to a party's accountants, auditors, agents, legal counsel and employees of parent and subsidiary companies, provided such accountants, auditors, agents, investors and potential investment partners, legal counsel, and employees of parent and subsidiary companies agree to be bound by this Section; and (iv) to enforce any of a party's rights pursuant to this Master Agreement.

13.      TERMINATION

13.1 Breach. Notwithstanding any other provision herein, either party shall have the right to terminate this Master Agreement or any System Addendum and

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         any licenses granted herein or therein by giving written notice to the other party if the other breaches any of its material obligations under this Master Agreement and such breach is not cured within thirty (30) days of receipt of written notification specifically setting forth those items of nonperformance. The termination of this Master Agreement by either party shall be without prejudice to any other remedies that party may have. In the event of such uncured misrepresentation or breach, the terminating party may chose to terminate the entire Master Agreement, affecting all Participating Systems, or to terminate the Licenses granted to one or several individual Participating Systems.

13.2 Bankruptcy. If a party (i) becomes bankrupt or insolvent, however evidenced, (ii) admits in writing its inability to pay its debts when due, (iii) makes a general assignment for the benefit of creditors,
         (iv) has appointed, voluntarily or involuntarily, any trustee, receiver, custodian or conservator with respect to it or a substantial part of its property, (v) files, or has filed against it, a voluntary or involuntary petition in bankruptcy or (vi) makes any arrangement or otherwise becomes subject to any proceedings under the bankruptcy, insolvency, reorganization or similar laws of the United States or any state, then the other party shall have the right at any time thereafter to terminate this Master Agreement and any System Addendum by giving written notice to such party.

13.3 Rights Upon Termination. Upon expiration of the Term (including any extensions thereof) or upon the termination of this Master Agreement or any System Addendum or of any License granted hereunder for any reason, all rights of Affiliate to use the Wink Software will cease and Affiliate will immediately (i) purge all copies of all Wink Software from all computer processors or storage media on which Affiliate has installed or permitted others to install such Wink Software, (ii) within ninety (90) days of such expiration or termination return all equipment provided by Wink or allow Wink to retrieve the equipment at Affiliate's and Participating System's premises on notice during regular business hours and without interrupting Affiliate or Participating System's operations and (iii) within ninety (90) days of such expiration or termination, certify to Wink in writing, signed by an officer of Affiliate, that all copies of the Wink Software have been returned to Wink or destroyed and that no copy of any Wink Software remains in Affiliate's possession or under its control.

14.      GENERAL

14.1 Binding Effect; Assignment Neither party shall assign any of its rights or delegate any of its duties under this Master Agreement (by operation of law or otherwise) without the prior written consent of the other party; provided, however, that no such consent shall be required in connection with any such

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         assignment or delegation by Affiliate to any Time Warner Company or any person which controls, is controlled by or is under common control with Affiliate or any Time Warner Company or any partner of Paragon Communications. Any assignment of rights or delegation of duties under this Master Agreement by a party without the prior written consent of the other party, if such consent is required hereby, shall be void. Except as otherwise provided herein, no person shall be a third party beneficiary of this Master Agreement.

14.2 Amendments, Modifications, Cancellations. Except as otherwise contemplated herein, no addition to, and no cancellation, renewal, extension, modification or amendment of, this Master Agreement shall be binding upon a party unless such addition, cancellation, renewal, extension, modification or amendment is set forth in a written instrument which states that it adds to, amends, cancels, renews, extends or modifies this Master Agreement and which is executed and delivered on behalf of each party by, in the case of Wink, an officer of Wink and, in the case of Affiliate, by its Senior Vice President of Programming or, if no person holds such title, another officer of Affiliate performing substantially similar functions; provided however, that Affiliate's Senior Vice President of Programming (or, if applicable, another officer of Affiliate performing substantially similar functions) may, by written authorization, designate another person to execute and deliver such an instrument. Without in any way limiting Affiliate's right to withhold any such consent or waiver or to reject any such modification or amendment, Wink agrees that Affiliate shall have the right to condition its grant of any requested consent hereunder, its grant of any requested waiver of any provision hereof or its acceptance of any requested modification hereof or amendment hereto on receipt of such commissions, compensation or other financial accommodation or consideration as it may, in its sole discretion, determine.

14.3 Waivers Limited. No waiver of any provision of this Master Agreement shall be binding upon a party unless such waiver is set forth in a written instrument which is executed and delivered on behalf of such party by an officer of such party. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

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14.4     Relationship. Neither party shall be or hold itself out as the agent of the other party under this Master Agreement. Nothing contained herein shall be deemed to create, and the parties do not intend to create, any relationship of partners or joint venturers as between Affiliate and Wink, and neither party is authorized to or shall act toward third parties or the public in any manner which would indicate any such relationship. Likewise, no supplier of advertising or programming or anything else included in connection with the Interactive Wink Programs shall be deemed to have any privity of contract or direct contractual or other relationship with Affiliate by virtue of this Master Agreement or Affiliate's License hereunder. Wink disclaims any present or future right, interest or estate in or to the transmission facilities of Affiliate and any affiliate of Affiliate and the parents, subsidiaries, partnerships or joint venturers controlling the Participating Systems, such disclaimer being to acknowledge that neither Affiliate nor the transmission facilities of the Participating Systems (nor the owners thereof) are common carriers.

14.5 Governing Law. The validity, interpretation, performance and enforcement of this Master Agreement shall be governed by the law of the State of New York, without regard to its principles of conflicts of laws. The respective obligations of the parties under this Master Agreement are subject to all applicable federal, state and local laws, rules and regulations (including, without limitation, the Communications Act of 1934, as amended, the Cable Communications Policy Act of 1984, as amended, and the rules and regulations of the Federal Communications Commission thereunder).

14.6 Forum; Jury Trial. Each party agrees that any proceeding arising out of or relating to this Master Agreement or the breach or threatened breach of this Master Agreement shall be commenced and prosecuted in the appropriate federal or state court in the State of New York. Each party consents and submits to the non-exclusive personal jurisdiction of any court in the State of New York in respect of any such proceeding. Each party waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any court in the State of New York and any claim that it may now or hereafter have that any such proceeding in any court in the State of New York has been brought in an inconvenient forum.

14.7 Entire Agreement. This Master Agreement together with the Schedules and Exhibits attached hereto constitutes the entire contract between the parties with respect to the subject matter hereof and cancels and supersedes all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by, between or among the parties with respect to the subject matter hereof.

14.8 Severability. If any provision of this Master Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any

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         jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to the parties provided by, this Master Agreement or (ii) if such provision cannot be so reformed, such provision shall be severed from this Master Agreement and an equitable adjustment shall be made to this Master Agreement (including, without limitation, addition of necessary further provisions to this Master Agreement) so as to give effect to the intent so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Master Agreement.

14.9 Headings. The headings set forth in this Master Agreement have been inserted for convenience of reference only, shall not be considered a part of this Master Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Master Agreement.

14.10 Survival of Representations. All representations and warranties set forth herein shall survive the termination or expiration of this Master Agreement and the consummation of the transactions contemplated hereby. In addition, Sections 8, 10, 12 and 14 shall survive any termination or expiration of this Master Agreement.

14.11 No Inference Against Author. Each party acknowledges that this Master Agreement was fully negotiated by the parties and agrees, therefore, that no provision of this Master Agreement shall be interpreted against any party because such party or its counsel drafted such provision.

14.12 Counterparts. This Master Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. This Master Agreement shall become effective and be deemed to have been executed and delivered by both of the parties at such time as counterparts shall have been executed and delivered by each of the parties, regardless of whether each of the parties has executed the same counterpart. It shall not be necessary when making proof of this Master Agreement to account for any counterparts other than a sufficient number of counterparts which, when taken together, contain signatures of both of the parties.

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14.13    Most Favored Nations; Audit Rights

                  14.13.1 Most Favored Nations. If Wink has agreed to provide, at any time agrees to provide or at any time provides a license to deliver Interactive Wink Programs to any third party, directly or indirectly, pursuant to any agreement, understanding or arrangement (whether oral or written, whether formal or informal, whether now or hereafter effective, whether on a long term, short term basis) (a "Third Party Agreement") to any distributor, on any day during the term hereof under terms, provisions, conditions, covenants, commitments, concessions, commissions, rebates, allowances, fees or rates (collectively, "Provisions") which are more favorable to such other distributor than those set forth in this Agreement, Wink shall give written notice thereof to Affiliate and, at Affiliate's election, this Agreement shall be deemed to have been modified so that, from the date on which such more favorable Provision is first so provided (or, if such more favorable Provision is now being provided, from the date hereof) and thereafter for so long as such more favorable Provision continues to be so provided, Affiliate (and Participating Systems, as applicable) shall receive such more favorable Provision, subject only to the following: If such more favorable Provision is a Financial Provision (as hereinafter defined), Wink shall offer to Affiliate in writing such more favorable Financial Provision together with all other Financial Provision(s) contained in such Third Party Agreement, it being agreed that in order to receive the more favorable Financial Provision, Affiliate (or any participating System, as applicable) must also accept the other Financial Provisions contained in such Third Party Agreement. For purposes hereof, "Financial Provision" shall mean the software licensing fees and rates for Wink services as set forth in Sections A and B of Exhibit D and the System Transaction Revenue Share described in Section 4.4 of this Agreement. The determination of whether a Provision in a Third Party Agreement is more favorable shall focus on such Provision individually for each moment of time during which such Provision is effective rather than on the Third Party Agreement as a whole or the effect of such Provision thereon.

                  14.13.2 Audit Right; Damages. During the term of this Agreement and for one (1) year thereafter, Wink shall maintain accurate and complete documents and information, as well as books and records in accordance with generally accepted accounting principles and practices which, at a minimum, shall contain sufficient information to enable an auditor to verify compliance with this Agreement. Upon not less than 30 days' prior written notice, Affiliate shall have the right, during the term of this Agreement and for one (1) year thereafter to examine during normal business hours all of the documents, information, books and records of Wink to the extent necessary to verify compliance with this Agreement; provided, however, that such examinations shall not be conducted more frequently than once annually.

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         If any such examination reveals a discrepancy in the amount paid by or to Affiliate (or Participating System) and the amount which should have been paid by or to Affiliate (or Participating System), Wink shall immediately pay to Affiliate (or Participating System) an amount equal to the cost of such examination, plus twice the amount of such discrepancy, plus interest on the amount of such discrepancy at the rate of 1.5% per month (or, if lower, the maximum rate permitted by law) from the date on which such amount was paid by or should have' been paid to Affiliate (or Participating System) through the date on which payment is made to Affiliate (or Participating System).

IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Master Agreement as of the Effective

WINK COMMUNICATIONS, INC.                   TIME WARNER CABLE

By:                                         By:

Name:                                       Name:

Title:                                      Title:

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                     EXHIBIT A.:WINK/AFFILIATE REVENUE SHARE

                     WINK RESPONSE SERVICE TRANSACTION FEES

         All System Transaction Revenue Shares are calculated as a percentage of Wink's gross revenues on the applicable Gross Transaction Routing Fees, based on the schedule below. The volume breaks are based on the number of transactions originating from Wink Engines deployed in North America and routed monthly for the applicable entity contracting with Wink's Data Center for routing of Wink transactions:

         Transaction Revenue Shares                Participating System
         (% of Wink gross revenues)                Revenue Share
         (Name, address, optional credit card)     National Program or Ad Local
                                                   Program or Ads(*)
         1-5,000 transactions/mo.                  [*]              [*]
         5,001 - 25,000 transactions/mo.           [*]              [*]
         25,001 - 100,000 transactions/mo.         [*]              [*]
         100,001 - 250,000 transactions/mo.        [*]              [*]
         250,001 - 500,000 transactions/mo.        [*]              [*]
         500,001 - up transactions/mo.             [*]              [*]

         (*) A local program or ad response is defined as a response generated from an Interactive Wink Program inserted by Participating System, Affiliate or an entity which Affiliate or Participating System has contracted for the insertion of advertisements during Participating System's "local avails" on cable or broadcast networks, or from a Third Party Wink Program Provider. All other responses shall be deemed National Programs or Ads.

-------------
     * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

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                           EXHIBIT B.:WINK SOFTWARE

STANDARD ITEMS:

WINK BROADCAST SERVER VERSION 2.X WITH ALL VBI INSERTER INTERFACES

WINK SERVER MODULE ENGINE VERSION 1.X WINK RESPONSE SERVER (STORE AND FORWARD RETURN PATH) VERSION 1.X

WINK BILLING SYSTEM INTERFACE VERSION 1.X

OPTIONAL ITEMS:
WINK STUDIO VERSION 2.X (5-SEAT LICENSE)
WINK SERVER STUDIO 1.X (5-SEAT LICENSE)
WINK AD INSERTION SERVER MODULE, DIFFERENT INTERFACES AVAILABLE

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EXHIBIT C.: ADDENDUM TO BE EXECUTED BY AFFILIATE'S PARTICIPATING SYSTEMS SYSTEM
            ADDENDUM

This System Addendum is made as of the day of (the "Effective Date"), by and between WINK COMMUNICATIONS, INC., a California corporation ("Wink"), whose address is 1001 Marina Village Parkway, Alameda, CA 94501 and
                     , a                   corporation ("Participating System"),
whose address is

1.       RECITALS

         Whereas, on                , 1998, Wink and Time Warner Cable, a
         division of Time Warner Entertainment Co., L.P. (Affiliate) executed a Master Cable Affiliation Agreement (the "Master Agreement") Whereas, pursuant to the Master Agreement, Participating System is duly authorized to execute this System Addendum; Whereas, the parties wish to incorporate fully herein the terms and conditions of the Master Agreement; The parties now agree to be bound by the following additional or amended terms and conditions;

2.       GENERAL

2.1 The parties agree that all terms defined in the Master Agreement shall have the same meaning and definition in this System Addendum as set forth in the Master Agreement;

2.2 Participating System accepts a License and agrees to assume all the rights and obligations of a Participating System in connection therewith as defined in the Master Agreement (except for amendments in section 3 of this Addendum, if any), and Wink agrees to assume all the rights and obligations of Wink as defined in the Master Agreement (excepts for amendments in section 4 of this Addendum, if any).

2.3 The parties agree that all terms and conditions set forth in the Master Agreement, including, but not limited to, representations and warranties and indemnification obligations that obligate Wink and Affiliate shall apply in this

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         System Addendum to obligate Wink and Participating System as if set forth fully herein.

2.4 The parties agree that this System Addendum shall not be effective unless and until executed by Affiliate's Senior Vice President of Programming (or another person designated in writing by him or her), Participating System and Wink.

3.       ADDITIONAL TERMS AND CONDITIONS

3.1 Participating System agrees to deploy the Wink Engine in the set top box equipment described in Attachment 1, and to perform any other actions necessary to enable such set top equipment to receive Interactive Wink Programs in the time frame required by Attachment 1. The parties agree that Participating System may choose to deploy the Wink Engine in additional Wink-capable STBs at any time.

3.2 Wink shall provide the following services at or before the Launch Date in addition to those specified in the Master Agreement: (to be determined between Affiliate, Participating System and Wink)

3.3 Wink shall provide the following services on an on-going basis following the Launch Date in addition to those specified in the Master
         Agreement: (to be determined between Affiliate, Participating System and Wink) Participating System shall provide operational support for the deployment of the Wink Engine and the Wink Software as follows in addition to the support specified in the Master Agreement: (to be determined between Affiliate, Participating System and Wink)

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4.       AMENDED TERMS AND CONDITIONS

[IF ANY]

IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this System Addendum as of the Effective Date.

WINK                                        AFFILIATE
By:                                         By:
Name:                                       Name:
Title:                                      Title:

PARTICIPATING SYSTEM
By:
Name:
Title:

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                  EXHIBIT C, ATTACHMENT 1: DEPLOYMENT REQUIREMENTS

In order to ensure eligibility for the pricing and other terms defined in the Master Agreement (as amended in the System Addendum), Participating System agrees to the following deployments and schedule

STB                                 Quantity          Deadline for Wink download

Example:

GI CFT 2200                         xx, xxx

To Be Completed by the Parties prior to Execution

GI CFT 2200

SA 8600X

PIONEER BAV-2000

GI DCT 1000

SA EXPLORER

Pioneer DIGITAL STB

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         EXHIBIT D.:PRICING AND PAYMENT TERMS FOR PARTICIPATING SYSTEMS

(A) Wink Software provided free of charge for 18 months following the Launch Date:

-        License for one Wink Broadcast Server 2.x with all VBI Inserter
         Interfaces

-        License for one Wink Response Server 1.x

-        License for one Wink Billing System Interface 1.x

-        License for one Wink Server Module Engine 1.x

If a Participating System has multiple headends, Wink shall provide, at no additional charge, any additional licenses of the Wink Software that may be necessary to enable all Wink STB Subscribers to receive Interactive Wink Programs. After 18 months following the Launch Date, the monthly license fee for all the Wink Software listed in this section A is $3,000 per month.

(B)      Wink services provided free of charge:

- Site survey, installation and configuration of all Wink Software and other products provided by Wink

- A two-day training session for operating and maintaining the Wink Broadcast Server Technical Support for the Wink Software during the term of the Master Agreement

(C)      Third party products provided free of charge:

- CFT-2200 Wink Engines for Wink STB Subscribers enabled to receive Interactive Wink Programs on or before the Launch Date (available through December 31, 1998, through General instrument Corp.)

- Sun Ultra server hardware, configured to support Wink Broadcast Server and Wink Response Server

- 1 Norpak TES-3 data insertion units with software modules for 3 VBI lines (or equivalent inserter for SA-8600x systems)

-        1 Windows NT or Windows 95 Pentium PC for Wink Studio, Broadcast Server
         GUI

-        Cables, hubs, etc. necessary to connect all Wink related equipment

All hardware products provided must be returned to Wink upon termination or expiration of the Master Agreement, or upon termination or expiration of Participating System's System Addendum.

(D) Required third party products to be licensed by Participating System or Affiliate

- Wink Engine software for all Wink-capable STBs on which Participating System wishes to provide Interactive Wink Programs.

(E)      Optional Wink Software and services:

- License for Wink Ad Insertion Server Module (delivery dependent on vendor/interface) Existing interfaces $750/mo + $0.01/Wink STB Subscriber/mo.

                     New interfaces                               Quoted
-   5-seat license for Wink Studio 2.x                            $3,000
-   5 seat license for Wink Server Studio 2.x                     $5,000
-   Custom interface work                                         $1,000/day
-   Phone training and consulting beyond bundled services         $125/hr
-   Application development                                       $2,500 min., $125/hr

All products and services are billed Net/45.

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                         EXHIBIT E.:WINK SPECIFICATIONS

ICAP 1.0 specification - is Confidential Information under this Master Agreement

Manuals for Wink Software

Developer Guidelines for Interactive Wink Programs

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                           EXHIBIT F.:PARTICIPATING PROGRAMMERS

                           Weekly hours of programming
Programmer                 with Interactive Wink Programs     Designated VBI lines
NBC                        6                                  13, 15
CNN                        20
CNN/HN                     all except local avails
ESPN 1                     4 (6 together with ESPN2)
ESPN 2                     see ESPN1
TNT                        5
TBS                        5
TNN                        10
TWC                        all except local avails
VH-1                       10                                 19
Nick/Nick-at-N             5                                  19
Showtime                   event and promotion specific
CourtTV                    all except local avails            locally inserted
CNBC                       all NYSE market hours + 10
EI                         10

Wink VBI lines usage will be completed within 14 days of execution of this Master Agreement.

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